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                                                                     EXHIBIT 5.1


                                  June 1, 1998


Sun Healthcare Group, Inc.
101 Sun Avenue, N.E.
Albuquerque, New Mexico 87109

           Re:  Sun Healthcare Group, Inc.
               Registration Statement on Form S-4

Ladies and Gentlemen:


    We have acted as counsel to Sun Healthcare Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to (i) 10,927,130 shares of the Company's common stock, par value $0.01 per share, (ii) 298,334 shares of its Series B Convertible Preferred Stock, par value $0.01 per share, and (iii) 257,656 shares of the Company's common stock as may be issuable upon conversion of the Company's Series B Convertible Preferred Stock (based on Sun's reasonable good faith estimate of the maximum number of shares that may be issued upon such conversion) (together, the "Shares"), pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to be issued in connection with (A) the merger of Peach Acquisition Corporation, a Colorado corporation ("RCA Merger Sub"), with and into Retirement Care Associates, Inc., a Colorado corporation ("RCA"), pursuant to an Agreement and Plan of Merger and Reorganization (the "RCA Merger Agreement"), among the Company, RCA and RCA Merger Sub, dated as of February 17, 1997, as amended, and (B) the merger of Nectarine Acquisition Corporation, a Nevada corporation ("Contour Merger Sub"), with and into Contour Medical, Inc., a Nevada corporation ("Contour"), pursuant to an Agreement and Plan of Merger and Reorganization (the "Contour Merger Agreement"), among the Company, Contour and Contour Merger Sub, dated as of February 17, 1998, as amended.


    This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

    We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued pursuant to the terms of the RCA Merger Agreement and the Contour Merger Agreement in accordance with the Registration Statement and the related Joint Proxy
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Sun Healthcare Group, Inc.                                          June 1, 1998


                                                                          Page 2

Statement/Prospectus/Information Statement (as amended and supplemented through the date of issuance), will be validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.


    We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                          Very truly yours,

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                                              /s/ BROBECK, PHLEGER & HARRISON LLP
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                                              BROBECK, PHLEGER & HARRISON LLP
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